FOR IMMEDIATE RELEASE	Contact:	Hank Rothwell United Park City Mines Company (435) 649-8011

United Park City Mines Company

And Stockholders

Reinstate Merger Agreement

PARK CITY, Utah (May 15, 2003) United Park City Mines Company (NYSE: UPK) ("UPCM") today announced that on May 15, 2003, UPCM, Capital Growth Partners LLC ("CGP") and UPCM's majority stockholder agreed to reinstate on modified terms the Agreement and Plan of Merger that, as previously announced, was terminated in October 2002. Following the closing of the proposed merger (the "Merger"), UPCM will become a wholly-owned subsidiary of CGP. Stockholders of UPCM on the effective date of the Merger will receive in consideration for each share of UPCM stock they own, cash in the amount of $21.00 per share, less a pro rata portion of certain advisory, legal and other fees and expenses in connection with the transaction, estimated not to exceed $0.50 per share.

UPCM has obtained the consent from the required number of its stockholders to consummate the Merger. UPCM intends to complete and file an amended information statement on Schedule 14C in accordance with Section 14(c) of the Securities Exchange Act of 1934, as amended, and close the Merger as soon as practicable.

Note: The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include the timing and completion of the merger. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to UPCM as of such date. UPCM assumes no obligation to update any forward-looking statements. It is important to note that actual outcomes could differ materially from those in such forward-looking statements, and that UPCM may be unable to consummate any of the transactions described in this news release. Readers should also refer to the risk factors and other disclosures set forth in UPCM's filings with the Securities Exchange Commission on Form 10-KSB for its fiscal year ended December 31, 2002.